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                                                                    EXHIBIT 99.2


R-1235                                                     Contact:  Dan McEnroe
                                                                       Treasurer
                                                                    313/592-7344
                                              E-Mail Address: cmetcalf@wwnet.com




DETROIT DIESEL CORPORATION ANNOUNCES ADDITIONAL DETAILS TO OUTBOARD MARINE
                          CORPORATION TENDER OFFER



FOR IMMEDIATE RELEASE

     DETROIT, MI, July 10, 1997 -- Yesterday, Detroit Diesel Corporation (NYSE: DDC) and Outboard Marine Corporation (NYSE: OM) jointly announced the signing of a definitive merger agreement under which DDC will acquire Outboard Marine Corporation (OMC). Further details of the transaction are as follows:

     OMC has 20,205,515 shares of common stock outstanding, which excludes shares issuable upon exercise of options issued to employees and conversion of outstanding convertible debt instruments.

     OMC Acquisition Corp., a wholly-owned subsidiary of DDC, will initiate a cash tender offer to purchase 13,842,619 shares of common stock of OMC at a price of $16.00 per share.

     In the event the tender offer is consummated, the second part of the transaction will be the merger of the DDC subsidiary into OMC pursuant to which the outstanding shares of common stock of OMC will be exchanged for an aggregate of 4,000,000 shares of common stock of DDC plus a variable amount of cash based on the closing price of the DDC common stock. In the merger, each share of then issued and outstanding OMC common stock (the "Exchanged Common Shares"), shall be converted into the right to receive (1) a fractional share of DDC common stock equal to 4,000,000 divided by the number of Exchanged Common Shares (the "Exchange Ratio") plus (2) a cash payment equal to (i) $16.00 minus (ii) the product of the Exchange Ratio times $25.00, plus (3) in the event the average closing price on the New York Stock Exchange for DDC common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger (the "DDC Closing Date Price") is less than $25.00, then an additional cash payment equal to the product of the Exchange Ratio multiplied by the lesser of (i) $25.00 minus the DDC Closing Date Price or (ii) $6.00.

     Assuming the issuance of no additional shares of common stock by OMC prior to the merger, at the effective time of the merger, the holders of the 6,362,896 Exchanged Common Shares of OMC common stock would receive a combination of 4,000,000 shares of DDC common stock and cash. Assuming a $25.00 DDC Closing Date Price, OMC shareholders in the merger would thus receive $16.00 of value per OMC share, which value is comprised of 0.6286 shares of DDC common stock for each share of OMC common stock and $0.28 in cash.

     The above conversion formula provides that should the DDC Closing Date Price be less than $25.00, additional cash consideration will be paid to the holders of the Exchanged Common Shares to maintain the total $16.00 per share value subject to a minimum value of $19.00 per share of DDC common stock. If the DDC Closing Date Price exceeds $25.00 per share of DDC common stock, the Exchange Ratio would remain the same.

     Additional details will be available in the tender offer documents to be filed with the Securities and Exchange Commission in connection with this transaction.





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     Outboard Marine Corporation is a leading global manufacturer and marketer of marine engines and boats and related parts and accessories. It is the second largest manufacturer of outboard engines in the world and the second largest boat builder in the United States. Some of OMC's products, including Johnson(R) and Evinrude(R) outboards, and Chris*Craft(R), Grumman(R), Four Winns(R), and Stratos(R) boats, are among the most widely recognized brands in the world. OMC manufactures products for world markets in facilities located around the globe. Approximately 80% of OMC sales are in North America, the world's largest market for marine products.

     Detroit Diesel Corporation is engaged in the design, manufacture, sale and service of heavy-duty diesel and alternative fuel engines, automotive diesel engines, and engine-related products and provides financing through Detroit Diesel Capital Corporation. The Company offers a complete line of diesel engines from ten to 10,000 horsepower for the on-highway truck; construction, mining and industrial; automotive; coach and bus; marine; power generation; and military markets. Detroit Diesel services these markets directly and through a worldwide network of more than 2,500 authorized distributors and dealers.

     Detroit Diesel's major shareholder is a wholly-owned subsidiary of Penske Corporation, a closely-held, diversified transportation services company which conducts its business through a number of wholly- or partially-owned companies, including Penske Truck Leasing Company, Diesel Technology Company, AG Kuhnle, Kopp and Kausch, Penske Automotive Group, Inc., Penske Auto Centers, Inc., Penske Motorsports, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 25,000 around the world.

     This news release may include projections, forecasts and other forward-looking statements about the Company, the industry in which it competes and the markets it serves. The achievement of such projections is subject to certain risks and uncertainties, fully detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

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     For Media Only:  For a complimentary facsimile copy of Detroit Diesel
Corporation's recent press releases call "Company News on Call" at 1-800-758-5804 ext. 239425.

     Detroit Diesel Corporation's World Wide Web address is http://www.detroitdiesel.com

     Outboard Marine Corporation's World Wide Web address is http://WWW.OMC-online.com




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